Exhibit 10.16

May 1, 2012

Van Davis

Dear Van,

On behalf of ZipRealty, Inc. (the "Company"), I am pleased to invite you to join the Company as President of Brokerage Operations. In this position, you will report directly to me and you will be expected to devote your full business time, attention and energies to the performance of your duties with the Company. This offer is contingent on you being able to satisfactorily clear our background check. The effective date of your employment is on or around May 7, 2012.

The terms of this offer of employment are as follows:

1. Compensation. The Company will pay you an annual salary of $250,000, payable on a semi-monthly basis, in accordance with the Company's standard payroll policies. Furthermore, you will be eligible to participate in all employee benefit programs currently adopted by the Company.

2. Bonus Eligibility. You will be eligible to earn a bonus amount equal to 50% of your annual base salary if the Company achieves Target District Income, and if the Company exceeds Target District Income, you shall be eligible to earn 50% of your annual  base salary and 5% of every dollar in District Income that the Company achieves over Target District Income up to 105% of Target District Income, and if the Company achieves over 105% of Target District Income, you shall be eligible to earn 50% of your annual base salary,  5% of every dollar in District Income that the Company achieves over Target District Income up to 105% of Target District Income and 10% of every dollar in District Income that the Company achieves over 105% of Target District Income.

3. Temporary Housing Reimbursement. Upon submission of valid documentation, you shall be eligible for reimbursement of up to $6,000 for reasonable expenses for temporary housing or lodging, as approved by the Company in its sole discretion, not to be unreasonably withheld, for a period ending October 31, 2012, after execution of this Agreement by you and the Company.

4. Temporary Personal Travel Reimbursement. Upon submission of valid documentation, you shall be eligible for reimbursement for reasonable expenses for travel between Northern California and Virginia, as approved by the Company in its sole discretion, not to be unreasonably withheld, for a period ending November 30, 2012, after execution of this Agreement by you and the Company.

5. Relocation Reimbursement. Upon submission of valid documentation, you shall be eligible for reimbursement of up to $35,000 for reasonable expenses for relocation to the San Francisco Bay Area, as approved by the Company in its sole discretion, not to be unreasonably withheld. You understand that you shall not be eligible to receive reimbursement pursuant to this paragraph if you do not relocate to the San Francisco Bay Area. In the event you voluntary resign from the Company before one full year of employment (the “Initial Employment Year”), you agree to repay the Company a prorated percentage of any reimbursement paid to you pursuant to this section equal to the remaining percentage of the Initial Employment Year.

6. At-Will Employment. You should be aware that your employment with the Company is for no specified period and constitutes "at-will" employment. As a result, you are free to terminate your employment at any time, for any reason or for no reason. Similarly, the Company is free to terminate your employment at any time, for any reason or for no reason. In the event of termination of your employment, you will not be entitled to any payments, benefits, damages, awards or compensation other than as may otherwise be available in accordance with applicable law.

7. Proprietary Information Agreement. As a condition of accepting this offer of employment, you will be required to complete, sign and return the Company’s standard form of Employee Proprietary Information Agreement.

8. Health and Welfare. You will be eligible to participate in our medical, dental, life insurance/AD&D and long-term disability insurance plan. Eligible employees may enroll on the first of the month following their first day of employment.

9. 401 (k) Qualified Retirement Plan. The Company provides eligible employees a 401 (k) Qualified Retirement plan. Eligible employees may enroll on the first day of the month following the date of employment.

10. Paid Time Off (PTO). As an Officer of the Company, you will earn 16 hours of PTO for each month worked. PTO may be carried over to the following year, up to a maximum of one and one-half of your monthly accrual rate times twelve. PTO can be used as vacation time, sick time, or to take care of personal matters.

11. Change of Control and Indemnification Agreement. As a condition of accepting this offer of employment, you will be required to complete, sign and return the Company’s standard form of Change of Control and Indemnification Agreement.

12. Option Grant. We will recommend to the Compensation Committee of the Board of Directors and the Board of Directors of the Company that you be granted a stock option entitling you to purchase up to 180,000 shares of Common Stock of the Company at the then current fair market value and as approved by the Compensation Committee at the next meeting of the Board of Directors. Such options shall be subject to the terms and conditions of the Company’s Stock Option Plan and Stock Option Agreement, including vesting requirements. The current vesting schedule provides for 25% vesting after one year, with the remaining 75% vesting monthly over the subsequent three-year period.

13. Employee Classification. Your position is classified as exempt pursuant to the Fair Labor Standards Act (FLSA) and current applicable state laws.

14. General. This offer letter, when signed by you, sets forth the terms of your employment with the Company and supercedes any and all prior representations and agreements, whether written or oral. This agreement can only be amended in a writing signed by you and an officer of the company. Any waiver of a right under this agreement must be in writing. This agreement will be governed by California law.

Van, I believe ZipRealty has a promising future, which requires talented, dedicated and motivated people like you to make it successful. We are delighted that you are interested in becoming a part of the Zip Team. If the foregoing terms are agreeable, please indicate your acceptance by signing this letter in the space provided below and returning it to the Human Resources Department. This offer will terminate if not accepted on or before May 4, 2012.

We look forward to you joining our team!

Sincerely,
ZipRealty, Inc.
/s/ Lanny Baker

Lanny Baker
President & Chief Executive Officer

AGREED AND ACCEPTED:

/s/ Van Davis

Van Davis